CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated February 15, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-19655 and 811-05454) of Dreyfus Premier New Jersey Municipal Bond Fund, Inc.

ERNST & YOUNG LLP

New York, New York
April 18, 2007